Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC CORPORATION REPORTS THIRD QUARTER AND FIRST NINE MONTHS FISCAL YEAR 2012 RESULTS

 Landec increases revenue guidance and guides to top of net income growth for FY 2012

MENLO PARK, CA – March 26, 2012 -- Landec Corporation (Nasdaq: LNDC), today reported results for the third quarter and first nine months of fiscal year 2012.  Revenues for the third quarter of fiscal year 2012 increased 9% to $80.1 million compared to revenues of $73.5 million for the third quarter of fiscal year 2011.  Net income increased 107% to $4.8 million, or $0.18 per diluted share, compared to net income of $2.3 million, or $0.09 per diluted share, during the third quarter of fiscal year 2011.

Third Quarter Results

The revenue growth of $6.6 million was due to an $8.7 million increase in revenues in Apio’s value-added business, which includes the fresh-cut specialty packaged vegetable business, Apio Cooling, and Apio Packaging.  The growth in Apio’s value-added vegetable business resulted from a year over year 24% increase in unit volume sales which were facilitated by new distribution gains and normal weather patterns during this year’s third quarter compared to very poor weather conditions during the third quarter of last year which resulted in significant produce sourcing issues.  These increases in revenue were partially offset by a $1.1 million decrease in revenues at Lifecore due to the timing of shipments within the fiscal year compared to the third quarter of last year and a $1.3 million decrease in revenues in our Technology Licensing business primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

The $2.5 million increase in net income resulted from a $1.7 million increase in pre-tax income from Apio’s value-added business and a $3.8 million increase in pre-tax income from our investment in Windset Farms, based on a recent appraisal and the requirement to record most of the increase in the fair market value of our Windset investment in the third quarter instead of the fourth quarter.  These increases in net income in the third quarter were partially offset by a $1.3 million reduction in license fees from the termination of the Monsanto license agreement and a $1.6 million increase in the income tax expense due to higher pre-tax income.

Gary Steele, Landec’s Chairman and CEO, commented, “We had a very good third quarter.  Our Apio value-added business grew revenues 18% during the quarter based on a significant increase in the fresh-cut vegetable business unit volume sales due to new distribution gains and good produce sourcing during the quarter that resulted from normal weather patterns.  Pre-tax income for Apio and Windset combined grew $5.4 million during the third quarter compared to last year’s third quarter due to increased sales and margins in its value-added vegetable business and the contribution from our investment in Windset Farms.  Although revenues in our Lifecore biomaterials business were down $1.1 million compared to the third quarter of last year as a result of the timing of shipments, for fiscal year 2012 Lifecore is expected to exceed last year’s revenues and meet or exceed its pre-tax income plan for fiscal year 2012.”

Nine Months Results

Revenues for the first nine months of fiscal year 2012 increased $26.3 million, or 13%, to $234.9 million compared to revenues of $208.6 million for the same period a year ago.  Net income for the first nine months increased 49% to $9.9 million or $0.38 per diluted share compared to net income of $6.7 million or $0.25 per diluted share for the same period last year.

The increase in revenues during the first nine months of fiscal year 2012 compared to the first nine months of fiscal year 2011 resulted from: (1) a $17.6 million, or 14%, increase in Apio’s value-added business, (2) a $9.7 million, or 20%, increase in Apio’s export business, and (3) a $458,000, or 2%, increase in Lifecore’s biomaterials business.  These increases in revenue were partially offset by a $1.4 million decrease in revenues in our Technology Licensing business primarily due to the termination of the Monsanto licensing agreement at the end of the second quarter of fiscal year 2012.

Net income for the first nine months of fiscal year 2012 increased $3.3 million compared to the first nine months of last year, primarily due to a $5.6 million increase in pre-tax income from our investment in Windset Farms and a $1.9 increase in pre-tax income from Apio’s value-added and export businesses.  These increases were partially offset by (1) a $1.5 million decrease in pre-tax income in our Technology Licensing business primarily due to the termination of the Monsanto licensing agreement at the end of the second quarter of fiscal year 2012, (2) a $2.2 million increase in the income tax expense due to higher pre-tax income, and (3) a $463,000 decrease in pre-tax income at Lifecore due to changes in product mix to higher sales of lower margin products, primarily during the first six months of fiscal year 2012.

Landec ended the quarter with $37.6 million in cash and marketable securities and for the first nine months of fiscal year 2012, Landec generated $8.5 million in cash from operations.

Guidance

Based on our financial results for the first nine months of fiscal year 2012 and our outlook for the remainder of the fiscal year, which reflect the solid performance and financial contributions of Apio, Windset and Lifecore, we are increasing our guidance for revenue growth and guiding to the top end of the range for growth in net income for the full fiscal year 2012.

For fiscal year 2012, we now expect revenues to grow 9% to 10% compared to our original guidance of 5% or better growth.  In addition, we now expect net income to grow approximately 40%, after adding back the one-time impairment charge of $4.8 million to net income for fiscal year 2011, compared to our original guidance of 30% to 40%.

Landec Third Quarter 2012 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Tuesday, March 27, 2012 during which senior management of Landec will present an overview of results for the third quarter and first nine months of fiscal year 2012.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com by selecting Investors and the Financial Releases & Events page.  A replay of the webcast will be available for 30 days.  Additionally, investors can listen to the call by dialing (866) 244-4530 or (703) 639-1173 at least five minutes prior to the start.  A replay of the call will be available through Wednesday, January 11, 2012 by calling (888) 266-2081 or (703) 925-2533, code #1571046.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in agricultural, biomedical and industrial markets. Landec has two proprietary polymer technology platforms: Intelimer Polymers® and Sodium Hyaluronate (“NaHy”) that are the foundation for its business. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables by combining Landec’s proprietary food packaging technology with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. Landec’s Licensing Partnerships work closely with market-leading companies to develop and commercialize differentiated polymer-based products.  For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2011 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	February 26, 2012	May 29, 2011
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$37,628	$36,259
Accounts and income taxes receivable, net	23,956	22,672
Inventories, net	19,932	20,161
Prepaid expenses and other current assets	4,592	6,534
Total Current Assets	86,108	85,626

Property and equipment, net	51,791	51,779
Intangible assets, net	52,025	52,256
Investments in non-public companies	21,181	16,455
Other assets	441	196
Total Assets	$211,546	$206,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,669	$17,047
Accrued compensation	3,918	3,080
Other accrued liabilities	12,717	3,581
Deferred revenue	344	2,657
Current portion of long-term debt	4,330	4,330
Total Current Liabilities	35,978	30,695

Long-term debt	12,170	15,500
Deferred taxes	12,627	11,338
Other non-current liabilities	1,161	11,053

Stockholders' Equity
Common stock	26	27
Additional paid-in capital	121,041	119,169
Accumulated other comprehensive loss, net of taxes	(202)	(267)
Retained earnings	27,043	17,126
Total Stockholders' Equity	147,908	136,055
Non controlling interest	1,702	1,671
Total Equity	149,610	137,726
Total Liabilities and Stockholders’ Equity	$211,546	$206,312

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 26,	February 27,	February 26,	February 27,
	2012	2011	2012	2011
Revenues:
Product sales	$79,365	$71,490	$229,577	$201,470
Services revenues	545	549	2,330	2,600
License fees	154	1,470	3,028	4,560
Total revenues	80,064	73,509	234,935	208,630

Cost of revenue:
Cost of product sales	66,432	60,548	195,596	170,272
Cost of services revenues	460	483	1,907	2,208
Total cost of revenue	66,892	61,031	197,503	172,480

Gross profit	13,172	12,478	37,432	36,150

Operating costs and expenses:
Research and development	2,473	2,275	7,142	6,762
Selling, general and administrative	6,664	6,458	19,172	18,183
Total operating costs and expenses	9,137	8,733	26,314	24,945
Operating income	4,035	3,745	11,118	11,205

Dividend income	281	47	844	47
Interest income	63	120	219	344
Interest expense	(153)	(196)	(492)	(631)
Other income (expense)	3,508	(44)	4,595	(146)
Net income before taxes	7,734	3,672	16,284	10,819
Income taxes	(2,920)	(1,350)	(6,079)	(3,911)
Consolidated net income	4,814	2,322	10,205	6,908
Non controlling interest	(49)	(24)	(288)	(251)
Net income available to common stockholders	$4,765	$2,298	$9,917	$6,657

Diluted net income per share	$0.18	$0.09	$0.38	$0.25

Shares used in diluted per share computations	25,825	26,634	26,205	26,654

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 26, 2012
QUESTIONS AND ANSWERS

1)
What are your revenue and net income projections for the fourth quarter of fiscal year 2012?

For the fourth quarter, we are projecting that revenues will be slightly higher than the $68.1 million realized in the fourth quarter last year.  We are projecting that diluted earnings per share for the fourth quarter of fiscal year 2012 will be approximately $0.08 to $0.09 per share.  As mentioned above, we expect for the full year that revenues will grow 9% to 10% and that net income will grow approximately 40%, after adding back the one-time impairment charge of $4.8 million to net income for fiscal year 2011.

The increase in net income during the third quarter and the decrease in net income in the fourth quarter compared to our prior guidance are due to the timing of the recording of the change in the fair market value of our investment in Windset.  Based on a recent appraisal of Windset it was determined that the change in the fair market value of our investment for fiscal year 2012 will be $5.8 million.  In addition, based on the appraisal, it was determined that $4.7 million of the $5.8 million should be recorded for the nine months ended February 26, 2012, which resulted in $3.5 million being recorded in the third quarter and the remaining $1.1 million to be recorded in the fourth quarter of fiscal year 2012.  In our prior guidance, we had assumed that the majority of the annual fair market value adjustment would occur in the fourth quarter not the third quarter of fiscal year 2012.  Operationally, Windset is ahead of its plan for the twelve months ended May 27, 2012 and this improved performance will be reflected in the $5.8 million change in the fair market value of our investment for fiscal year 2012.

2)
Is the fresh-cut produce category returning to a growth mode and how has the weather been in California thus far in fiscal year 2012?

Apio has seen produce category growth over the last nine months and we expect this trend to continue during the fourth quarter of fiscal year 2012.  The overall fresh-cut produce category experienced a 6.2% growth in volume during the last nine months.  For Apio, our unit volume growth over the last nine months has been 19%, more than triple the category growth.  While we have experienced some weather anomalies over the last nine months, they have not resulted in the significant business disruptions that we experienced during fiscal year 2011.

Apio continues to add customers and introduce new products.  Apio’s unit volume growth and market share continue to benefit from Apio’s focus on advancing and improving its competitive advantages in technology, customer service and product quality.

3)	What is the status of Windset’s new Santa Maria, California operation in which Landec has a 20% ownership interest?

Windset has completed construction on the first 64 acres of greenhouses, which equates to three million square feet, along with completion of the processing facility and the water treatment plant.  All 64 acres have been planted with different varieties of tomatoes. Harvesting began on the first 32 acres in October and on the second 32 acres in December.  Production performance is currently exceeding Windset’s original expectations.

During the three and nine months ended February 26, 2012 we recognized pre-tax income of $3.5 million and $4.7 million, respectively, from our percentage of the increase in Windset’s fair market value. In addition, during the first nine months of fiscal year 2012 we have accrued $844,000 of dividends on our Windset preferred stock.  Dividends for the full year are $1.125 million and cash payment is due in May.

4	Why is Lifecore’s growth lower this year than last year?

Lifecore grew revenues 60% in fiscal year 2011 compared to the twelve months prior to the acquisition due to adding new customers and new product introductions that were already in advanced development at the time of our acquisition.  The plan for this year was to grow Lifecore revenues approximately 10%.  Revenues are slightly below our plan due to delays in obtaining FDA approvals for new U.S. products using Lifecore’s HA biomaterials.  We expect that these delays will result in Lifecore growing revenues only 5% in fiscal year 2012, however, pre-tax income is expected to grow over 10% as planned.  We expect Lifecore to return to double digit revenue growth in fiscal year 2013 and will give more specifics concerning our fiscal year 2013 projections in our fourth quarter results release.

5
How are the Chiquita programs progressing?

The Chiquita-to-Go® banana program continues to grow and it is a higher margin program for Chiquita.  In connection with renewing the agreement for an additional five years, the companies agreed to add the use of our BreatheWay® technology for creating an optimal atmosphere within shipping containers in the field of global transport of bananas.  Chiquita has a sizable shipping container technology business that fits well with Landec’s long-term interest in using modified atmosphere technology for preserving produce during global transport.  Chiquita purchased a sizable quantity of BreatheWay membranes for containers during the third quarter of fiscal year 2012 which resulted in increased revenues and gross profit for Apio Packaging compared to the third quarter last year.  However, it should be noted that the container program is still in its early commercial testing phase. While Landec’s BreatheWay packaging is performing as designed, the Fresh and Ready® avocado program has struggled operationally and with adoption of the product by customers and consumers. Chiquita’s purchase of membranes for avocado applications this fiscal year remains low as Chiquita evaluates next steps for the program.

6)
What are the future plans for your seed business now that the Monsanto agreement has terminated?

Our Pollinator Plus® delay coatings for male inbreds, which are used by seed companies to spread pollination to increase yields, is having it best year in its ten year history.  We currently estimate that sales are going to increase 25% to 30% this year compared to last year to approximately $1.0 million in revenues.  This increase can be attributed to new customers and increased orders by existing customers.  We expect that Pollinator Plus will be used on approximately 25% of the seed corn production acres in the U.S. this year.  We are evaluating alternative directions for our seed coating business. We are also working with an Ag consulting firm to investigate strategic options for our Intellicoat® technology.  We should know within the next six months the future direction of our Ag business.

7)	Are you still considering new investments or acquisition initiatives?

Yes.  Our investment search is focused on opportunities where we can accelerate growth in our core businesses of food and biomaterials while increasing our net income.  We are focused on identifying potential investment targets that have technology and commercial products that are synergistic with our polymer materials technology and/or profitable food businesses that benefit from our already well established channels of distribution.

8)
What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business by utilizing Lifecore’s strengths in ophthalmology, viscoelastic materials and sterile filling, (2) grow Apio’s food business and maintain Apio’s margins, (3) determine Landec Ag’s strategic direction within the next six months, (4) find new applications for BreatheWay packaging technology and Intelimer polymer technology that can be commercialized through Landec’s subsidiaries or third party partners, and (5) find new investment opportunities for growth and margin enhancement.  We see growth opportunities and are continuing to expand our investment in R&D to take advantage of these opportunities.

9)	How do the results by line of business for the three and nine months ended February 26, 2012 compare with the same periods last year? The results are as follows (unaudited and in thousands):

	Three months ended 2/26/12	Three months ended 2/27/11	Nine months ended 2/26/12	Nine months ended 2/27/11
Revenues:
Apio Value Added(a)	$56,456	$47,704	$146,512	$128,911
Apio Export	12,388	12,178	57,972	48,296
Total Apio	68,844	59,882	204,484	177,207
Lifecore	11,066	12,157	27,422	26,964
Tech. Licensing (b)	154	1,470	3,029	4,459
Total Revenues	80,064	73,509	234,935	208,630

Gross Profit:
Apio Value Added	5,478	3,273	16,069	13,388
Apio Export	917	937	3,732	3,099
Total Apio	6,395	4,210	19,801	16,487
Lifecore	6,623	6,798	14,602	15,204
Tech. Licensing	154	1,470	3,029	4,459
Total Gross Profit	13,172	12,478	37,432	36,150

R&D:
Apio	279	284	792	753
Lifecore	1,232	1,046	3,475	3,191
Tech. Licensing	962	945	2,875	2,818
Total R&D	2,473	2,275	7,142	6,762

S,G&A:
Apio	3,722	3,199	10,758	9,411
Lifecore	1,268	1,357	3,381	3,608
Tech. Licensing	94	93	317	312
Corporate	1,580	1,809	4,716	4,852
Total S,G&A	6,664	6,458	19,172	18,183

Other (c):
Apio	3,796	76	5,324	(80)
Lifecore	(153)	(198)	(476)	(672)
Corporate	(2,913)	(1,325)	(6,049)	(3,796)
Total Other	730	(1,447)	(1,201)	(4,548)

Net Income (Loss):
Apio	6,190	803	13,575	6,243
Lifecore	3,970	4,197	7,270	7,733
Tech. Licensing	(902)	432	(163)	1,329
Corporate	(4,493)	(3,134)	(10,765)	(8,648)
Net Income	$4,765	$2,298	$9,917	$6,657

a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto.
c)	Included in Other is net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.